Exhibit 3.(a)(ii)

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

J. L. HALSEY CORPORATION

(INCORPORATED JANUARY 14, 2002)

(PURSUANT TO SECTION 242 OF THE GENERAL CORPORATION

LAW OF THE STATE OF DELAWARE)

J. L. Halsey Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies:

FIRST, that the board of directors of the Corporation duly adopted resolutions proposing and declaring advisable the following amendment to the Certificate of Incorporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware:

“RESOLVED, that the Board of Directors of the Corporation deems and declares it appropriate and advisable an amendment to the Certificate of Incorporation of the Corporation to amend paragraph (A)(2) of Article SIXTH to read as follows:

(2) Prohibited Transfers. From and after the effective time of the Merger, no Person shall Transfer any Stock to any other Person to the extent that such Transfer, if effected: (a) would cause the Transferee or any Person or Public Group to have a Prohibited Ownership Percentage; (b) would increase the Stock ownership percentage (determined in accordance with Section 382 of the Code and the Treasury Regulations thereunder) of any Transferee or any Person or Public Group having a Prohibited Ownership Percentage; or (c) would create, under Treasury Regulation Section 1.382-2T(j)(3)(i), a new Public Group; provided, however, that none of the following shall be considered a Prohibited Transfer for purposes of this Article Fifth: (i) the conversion into Stock of all or any portion of the outstanding amount, including any and all principal and accrued interest, of that certain 10% convertible subordinated note, dated as of September 27, 2000, issued by the Corporation to the president of the Corporation as payee thereunder, (ii) the exercise by John H. Foster of his options to acquire an aggregate of 2,200,000 shares of NAHC, Inc. common stock, which option shall have been assumed by the Corporation pursuant to the Merger, or (iii) the acquisition of Common Stock pursuant to the Merger by LDN Stuyvie Partnership.

SECOND, in lieu of a meeting and vote of the sole stockholder, the sole stockholder has given written consent to said amendment in accordance with the provisions of Section 228(a) of the General Corporation Law of the State of Delaware.

THIRD, that the previously stated amendment to the Certificate of Incorporation of the Corporation was duly adopted by the sole stockholder of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Certificate this 1st day of February, 2002.

J. L. HALSEY CORPORATION

By: /s/ David R. Burt
David R. Burt
Chief Executive Officer, President,
Secretary and Treasurer